Exhibit 10.8

                            REVISED LICENSE AGREEMENT


         THIS REVISED LICENSE AGREEMENT (this "Agreement") is made and entered into the 1st day of January, 1999 by and among Atlas International Food and Equipment Company, Inc., a corporation organized and operated under the laws of the State of North Dakota with its principal offices at 3330 Fiechtner Drive, Fargo, North Dakota (hereinafter referred to as "LICENSOR"); Mexican Foods, Inc., a corporation organized and operated under the laws of the State of North Dakota with its principal offices at 3330 Fiechtner Drive, Fargo, North Dakota (hereinafter referred to as "Mexican Foods"); Sparta Foods, Inc., a corporation organized and operated under the laws of the State of Minnesota with its principal offices at 1565 First Avenue NW, New Brighton, Minnesota (hereinafter referred to as "LICENSEE"); and La Canasta of Minnesota, Inc., a wholly owned subsidiary of LICENSEE and a corporation organized and operated under the laws of the State of Minnesota with its principal offices at 1565 First Avenue NW, New Brighton, Minnesota (hereinafter referred to as "La Canasta").

         WHEREAS, LICENSOR is the owner of the federally registered trademark "La Campana Paradiso(R)" for use with the manufacture and sale of tortilla shells and chips; the federally registered trademark "Paradiso(R)" for use with the manufacture and sale of salsa, tortilla chips, flour tortillas, corn tortillas and wheat tortillas; and the federally registered service mark "Paradiso(R)" for use in connection with the operation of Mexican-style restaurants, such federally registered trademarks and service marks being registered only in the United States; and

         WHEREAS, LICENSEE is manufacturing and selling certain food products under the trademark "La Campana Paradiso(R)" and the tradename "Paradiso" pursuant to the terms of that certain License Agreement between La Canasta and Mexican Foods dated October 28, 1993 (the "Prior License Agreement"); and

         WHEREAS, LICENSOR and LICENSEE desire to terminate the Prior License Agreement and enter into a revised license agreement;

         IT IS THEREFORE AGREED:

         1. The Prior License Agreement is hereby terminated in all respects and is superceded by this Revised License Agreement. LICENSOR hereby grants to LICENSEE, except as hereinafter provided, the exclusive right and license in the United States of America, and non-exclusive worldwide right, to use the trademarks "La Campana Paradiso(R)" and "Paradiso(R)" and the tradename "Paradiso" (which trademarks and tradenames are collectively referred to as the "Trademarks") in connection with the manufacture and/or sale of tortillas (corn and flour) and fried chips, and in connection with the manufacture and/or sale of burritos, dips, salsa and other "Mexican Foods" (which for the purposes of this Agreement shall mean foods associated with the Mexican culture), all for retail distribution (which such tortillas, fried chips, burritos, dips, salsa, and other Mexican Foods manufactured and/or sold under the Trademarks are hereinafter collectively referred to as the "Products").

         Notwithstanding the exclusive license granted hereunder, LICENSOR may use or license the Trademarks in connection with (a) the manufacture and sale of Mexican Foods (except packaged tortillas and chips) by LICENSOR or by any affiliate of LICENSOR to or between restaurants now or in the future owned, operated or franchised by LICENSOR or by any affiliate of LICENSOR, or from such restaurants to retail customers; (b) the manufacture and sale of salsa and dip under the brandnames "La Campana Paradiso(R)" or "Paradiso(R)" in North Dakota and in the counties of Clay, Becker, Wilkin, Otter Tail, Grant, Douglas and Todd in the State of Minnesota; and (c) all other purposes except as specifically granted to LICENSEE in this Agreement.

         2. As full consideration for the right and license granted to LICENSEE hereunder, LICENSEE shall pay to LICENSOR a royalty based upon LICENSEE's "Gross Sales," which for the purposes of this Agreement shall mean the gross amount received by LICENSEE in a calendar year from all sales of the Products calculated on an accrual basis of accounting, less any allowances for cash discounts and other trade and quantity discounts, credits under warranty, credits for returns, sales, use and excise taxes, insurance, and freight and other transportation costs. The amount of the royalty due shall be calculated as follows: three percent (3%) on the first five million dollars ($5,000,000) of Gross Sales and two and one-half percent (2.5%) on the amount of Gross Sales between five million one dollars ($5,000,001) and ten million dollars ($10,000,000) and two percent (2%) on the amount of Gross Sales over ten million dollars ($10,000,000) (The royalty percentages shall be applied incrementally to the corresponding range of Gross Sales. For example, if LICENSEE's Gross Sales were $12,000,000, the royalty paid would be $315,000, calculated as follows:
($5,000,000 x .03) + ($5,000,000 x .025) + $2,000,000 x .02) = $315,000.).

         3. LICENSEE shall keep complete and accurate accounting and sales records for the Products and shall render a statement in writing to LICENSOR within thirty (30) days after the end of each calendar quarter during the term of this Agreement, and shall, concurrently with the rendering of such statement, pay to LICENSOR the amount of the royalties accrued during the corresponding calendar quarter. If LICENSEE fails to make any royalty payment when due, then the amount of the unpaid royalty payment shall bear simple interest at one percent (1%) per month until paid. LICENSEE shall reimburse LICENSOR for all costs of collection (including court costs and reasonable attorneys' fees) incurred by LICENSOR in collecting or attempting to collect past due royalties from LICENSEE.

         LICENSOR shall have the right, at its own expense (except as set forth below), and at all reasonable times during normal working hours, to audit the books and records of LICENSEE to verify the royalty statements and royalties due LICENSOR pursuant to this Agreement, provided, however, that such audit shall extend back no more than the earlier of 1) two years from the date the audit was started or 2) the Effective Date of this Agreement. If such an audit by LICENSOR reveals an underpayment between the royalty amount due to LICENSOR and the royalty amount actually paid to LICENSOR by LICENSEE, upon receipt of documentation of such underpayment the LICENSEE shall immediately pay to LICENSOR the deficiency, and accrued interest thereon as provided for herein. If an audit by LICENSOR reveals that royalties due to LICENSOR were underpaid by five percent (5%) or more in any calendar quarter, then LICENSEE shall, in addition to the deficiency and accrued interest, pay LICENSOR all costs and expenses (including travel, lodging and employee salaries) incurred by LICENSOR in conducting the audit of LICENSEE's books and records.

         4. LICENSEE shall attain and maintain high standards of quality in the production, packaging and handling of the Products, including by conforming to specified formulations approved by LICENSOR in writing, using quality ingredients, operating sanitary production facilities, and maintaining a quality control program. LICENSOR shall have the right, at its own expense and at all reasonable times during normal working hours, to inspect and test the Products and LICENSEE's manufacturing facilities and processes to ensure that the Products and processes meet the reasonable quality standards of LICENSOR. If LICENSEE shall contract for a third party to manufacture the Products, LICENSOR shall have the right to inspect, at reasonable times during normal working hours, the third party's facilities used to manufacture such Products. LICENSOR acknowledges that LICENSEE's production, packaging and handling of the Products to date have conformed to LICENSOR's standards and agrees that so long as LICENSEE's production, packaging and handling of the Products (or the production, packaging or handling of a third party contractor under LICENSEE's direction) meets or exceeds LICENSEE's practices to date, LICENSOR shall have no right to object to the quality of LICENSEE's production, packaging or handling of the Products.

         5. LICENSOR represents and warrants to LICENSEE that, notwithstanding any implication to the contrary in Mexican Foods' 1 August 1996 agreement with Sun Garden regarding the mark PARADISO: (a) it is the owner of the Trademarks;
(b) it has the right to grant this license to LICENSEE; and (c) any use of the Trademarks by LICENSEE within the scope of this license would not infringe any rights of any third party. LICENSOR shall, to the extent allowed by law, file any renewal applications for the Trademarks necessary to continue the existing federal trademark registrations of the Trademarks. LICENSEE's obligation to pay royalties under this Agreement shall automatically terminate upon LICENSOR's failure to renew the existing federal registrations for any of the Trademarks which is actively in use at the time such renewal becomes due.

         By 1 January 2000, LICENSOR shall file, and shall thereafter diligently prosecute, applications with the United States Trademark Office to federally register as word marks PARADISO and LA CAMPANA PARADISO, each for use in connection with at least tortillas, tortilla chips and salsa. LICENSOR shall at all times keep LICENSEE apprised of the status of such applications, including promptly providing LICENSEE copies of all correspondence filed with or received from the United States Trademark Office regarding such applications.

         If notice is received by either party charging that sale of any Product(s) infringes any trademark right of any third party in the United States of America, the party receiving such notice will promptly notify the other party to this Agreement. If either party knows or has reason to believe that any third party is using any Trademark or any mark confusingly similar thereto in connection with the manufacture or sale of Mexican Foods in the United States of America, the party possessing such knowledge or belief shall promptly notify the other party to this Agreement. If, within one hundred eighty (180) days after first obtaining such knowledge or belief concerning infringement, LICENSOR fails to provide LICENSEE with written documentation showing that it has stopped such third party's activities or initiated judicial proceedings against the third party, LICENSEE's obligation to pay any royalties which would otherwise be due LICENSOR under this Agreement will be abated, no such royalties shall accrue for any sales made and LICENSOR shall have no right to terminate this Agreement under Section 6(b) for failure to pay any Minimum Annual Royalty, for the term during which such infringement continues.

         6. The license granted under this Agreement shall be from the date hereof and shall terminate on December 31, 2014, subject to LICENSOR's right to terminate this Agreement upon giving LICENSEE written notice of termination and the opportunity and right to cure within thirty (30) days from receipt of written notice of termination:

         (a) If LICENSEE fails to make any payment of royalties to LICENSOR as herein provided;

         (b) If LICENSEE fails to pay a Minimum Annual Royalty to the LICENSOR, provided that if the royalties calculated under
                  Section 2 are less than the Minimum Annual Royalty for any given year, LICENSEE shall have the right, but not the obligation, to pay the difference between the royalties due under Section 2 and such Minimum Annual Royalty. The Minimum Annual Royalties under this Agreement, calculated on the accrual basis of accounting, are as detailed in the following schedule:

                            Calendar Year Ended        Minimum Annual Royalty
                             2000 through 2003               $  30,000
                             2004 through 2008               $  60,000
                             2009 through 2013               $  90,000
                             2014                             $150,000;

         (c) If one or more of the Products are of such quality as to disparage the Trademarks;

         (d) If LICENSEE's use of the Trademarks is not consistent with at least one of LICENSOR's federal registrations of the Trademarks, provided that LICENSOR acknowledges that LICENSEE's current packaging employs a variant of the stylized marks of US Trademark Registration No.s 1,621,485 and 1,557,377 (the "Existing Registrations") and that LICENSEE shall have until 1 December 1999 to exhaust all current inventory of packaging, promotional literature and the like before it shall be obligated to begin using either of the stylized marks listed in the Existing Registrations.

         (e) If LICENSEE violates any material provision, term or condition of this Agreement.

         Notwithstanding the above, LICENSOR may immediately terminate this Agreement, effective upon written notice to LICENSEE, without providing LICENSEE any opportunity to cure, if: (a) LICENSEE files a petition in bankruptcy; (b) LICENSEE is adjudicated a bankrupt; (c) a petition in bankruptcy is filed against LICENSEE; (d) LICENSEE becomes insolvent or makes an assignment for the benefit of any of its creditors or an arrangement pursuant to any bankruptcy law; or (e) a receiver is appointed for LICENSEE or its business; or (f) LICENSEE discontinues operating its business.

         Upon the termination of this Agreement for any reason, LICENSEE shall immediately discontinue use of the Trademarks on all of its advertising and other materials and shall cease producing any additional Product, but LICENSEE shall be allowed to sell off any inventory of Product so long as the Agreement is not terminated under paragraph (c) above. Termination of this Agreement shall not relieve LICENSEE of its obligation to pay any royalties due hereunder.

         7. Any notice given pursuant to the terms of this Agreement shall be addressed to the parties hereto at the addresses referred to in the first paragraph of this Agreement and shall be effectively delivered one (1) business day after placement with a reputable overnight delivery service for next morning delivery or four (4) business days after placement with the U.S. mail for delivery by registered or certified mail, return receipt requested, postage prepaid.

         8. LICENSEE may not assign any of its rights and interests created by this Agreement to any individual or entity without the written consent of LICENSOR, which will not be unreasonably withheld. LICENSOR may assign its rights and interests under this Agreement to any third party upon written notice to LICENSEE.

         9. All rights in and to the Trademarks other than those specifically granted to LICENSEE under this Agreement are reserved to LICENSOR for its own use and benefit. LICENSEE does not acquire by virtue of anything in this Agreement any ownership or rights of any kind in any of the Trademarks, which shall always be the exclusive property of LICENSOR. LICENSEE's use of the Trademarks under this Agreement will inure exclusively to the benefit of LICENSOR. LICENSEE shall use the Trademarks only in the manner specified by this Agreement.

         10. All of the Products bearing a federally registered Trademark shall reflect the fact that such mark is federally registered.

         11. The formulations which have been provided by LICENSOR to LICENSEE for burritos, dips, salsas and sauces, and all additional formulations for any Mexican Foods which may in the future be provided by LICENSOR to LICENSEE, are and will always be the sole and exclusive property of LICENSOR. The formulations for any Products sold by LICENSEE during the term of this Agreement shall and will always be the sole and exclusive property of LICENSOR. LICENSEE agrees to hold all such formulations confidential, shall not disclose any such formulations to any third party without first apprising the third party of the obligation to hold such formulations confidential, and shall, upon the termination or expiration of this Agreement, immediately cease the use of all such formulations. LICENSOR acknowledges, however, that LICENSEE is entitled to sell the Products and to include on the packaging such information regarding the formulation of the Products as LICENSEE deems advisable in light of relevant federal, state and local laws, regulations, rules and orders.

         12. LICENSEE shall be solely responsible for compliance with the requirements of all federal, state and local laws, regulations, rules and orders relating to: (a) the operation of LICENSEE's business; (b) health and sanitation; (c) environmental compliance; and (d) packaging and labeling.

         13. LICENSEE agrees to indemnify, defend and hold harmless LICENSOR from and against any and all loss, damage (except incidental and consequential damages), expenses (including court costs, reasonable attorneys' fee, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, penalties, liabilities or obligations related to, caused by, arising from or on account of LICENSEE's manufacture and sale of the Products. It is understood, however, that such obligation to indemnify, defend and hold harmless LICENSOR shall not apply to any cause of action based on a claim that LICENSEE's use of any Trademark infringes the rights of a third party.

         LICENSOR agrees to indemnify, defend and hold harmless LICENSEE from and against any and all loss, damage (except incidental and consequential damages), expenses (including court costs, reasonable attorneys' fees, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, penalties, liabilities or obligations related to, caused by, arising from or on account of LICENSOR's use of the Trademarks.

         14. LICENSEE shall purchase and maintain in full force and effect, at its sole cost and expense, general liability insurance coverage of at least the greater of (a) two million dollars ($2,000,000) or (b) the coverage set forth in LICENSEE's liability insurance policy in effect on the date of this Agreement. Such policy shall insure LICENSEE, LICENSOR and their respective officers, directors, agents and employees from and against all loss, liability and claims whatsoever resulting from or in connection with the operation of LICENSEE's business and the manufacture, sale and distribution of the Products by LICENSEE, except that such policy need not extend to insure any loss, liability or claims related to trademark infringement. LICENSEE shall purchase and maintain, at its sole cost and expense, all other insurance required by state or federal law. All insurance policies procured by LICENSEE pursuant to this Article shall name LICENSOR as an additional insured. Upon the execution of this Agreement, LICENSEE shall provide LICENSOR with certificates of insurance evidencing the insurance required hereunder.

         15. This Agreement amends and supersedes all prior agreements and understandings between the parties, both written and oral, including the License Agreement, concerning the subject matter described herein.

         16. None of the terms of this Agreement may be waived or modified by either party except by a written agreement signed by an officer of both parties to this Agreement. The failure of either party to enforce, or the delay on the part of any party in enforcing, any of its rights under this Agreement shall not be deemed a waiver or a modification, and either party may, within the time period provided by applicable law, commence appropriate legal proceedings to enforce any or all such rights.

         17. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota. All litigation, court actions and other legal proceedings arising under, as a result of, or in connection with this Agreement will and must be venued exclusively in Fargo, North Dakota in a court of competent jurisdiction. LICENSEE and LICENSOR hereby submit to personal jurisdiction in North Dakota for all such litigation, actions and proceedings, and waive any rights they may have to contest personal jurisdiction or venue in North Dakota and any claims that such jurisdiction or venue is invalid.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATLAS INTERNATIONAL FOOD AND
EQUIPMENT COMPANY, INC.                       MEXICAN FOODS, INC.


By: /s/ Fredoon Anvary                        By: /s/ Fredoon Anvary
    Fredoon Anvary, President                     Fredoon Anvary, President




SPARTA FOODS, INC.                            LA CANASTA OF MINNESOTA, INC.


By: /s/ Joel P. Bachul                        By: /s/ Joel P. Bachul
   Joel P. Bachul, President                      Joel P. Bachul, President